SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2006 (November 24, 2006)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25601 (Commission File Number)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Equity Awards
Effective November 24, 2006, Michael Klayko (Chief Executive Officer) received options to purchase 150,000 shares of the Company’s common stock, 25,000 restricted stock units and 40,000 performance units, each as further described below. Each of Richard Deranleau (Chief Financial Officer), Don Jaworski (Vice President, Product Development) and Ian Whiting (Vice President, Worldwide Sales) received options to purchase 100,000 shares of the Company’s common stock, 15,000 restricted stock units and 25,000 performance units. Each of Messrs. Deranleau and Jaworski also received supplemental options to purchase 200,000 shares of the Company’s common stock.
Each of the stock options vest monthly over four years and are otherwise pursuant to the terms of the Company’s standard form of stock option agreement. Each of the restricted stock units and performance units represent a contingent right to receive one share of the Company’s common stock. The restricted stock units vest on the two-year anniversary of the date of grant, assuming continued employment. The performance units vest on the three-year anniversary of the date of grant, and are subject to continued employment and the Company’s performance compared to certain peer companies based on the following criteria at the end of the three-year performance period: revenue growth, operating income growth, free cash flow growth and stock price performance. The performance units also have a maximum payout of 200% if the Company exceeds certain performance targets.
Each of the above equity awards for Michael Klayko is subject to acceleration of all of the then unvested portion of such award upon termination of employment by the Company without cause, or by such officer for good reason, within 12 months following a change of control. Each of the above equity awards for Messrs. Deranleau, Jaworski and Whiting (other than the supplemental options for Messrs. Deranleau and Jaworski) is subject to acceleration of 50% of the then unvested portion of such award upon termination of employment by the Company without cause, or by such officer for good reason, within 12 months following a change of control. The supplemental options for Messrs. Deranleau and Jaworski are subject to acceleration of all of the then unvested portion of such option upon termination of employment by the Company without cause, or by such officer for good reason, within 12 months following a change of control. The above acceleration of vesting is also subject to receipt by the Company of a general release of claims from each such officer.
Severance and Change of Control Arrangement
The Compensation Committee has approved a severance and change of control arrangement for Mr. Deranleau pursuant to the following terms. If Mr. Deranleau’s employment is terminated within 12 months after a change of control of the Company, by the Company without cause or by Mr. Deranleau for good reason, he is eligible to receive, subject to signing a release of claims in favor of the Company and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and 100% of his target bonus for the fiscal year in which his termination occurs, (b) Company-paid COBRA benefits for 12 months, and (c) accelerated vesting with respect to 50% of his then outstanding, unvested equity awards. If the employment of Mr. Deranleau is terminated by the Company without cause (other than within 12 months of a change of control of the Company), Mr. Deranleau is entitled to receive, subject to signing a release of claims in favor of the Company and its affiliates, (a) a lump sum payment equal to 6 months of his base salary and 50% of his target bonus for the fiscal year in which his termination occurs, and (b) Company-paid COBRA benefits for 6 months. The agreement has a two-year term; provided, however, that any acceleration of vesting provisions applicable to equity awards granted prior to the end of the two-year term shall survive expiration of the term. The above terms are not intended to reduce any acceleration of vesting which Mr. Deranleau is entitled to receive pursuant to other agreements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: November 30, 2006	By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer